Exhibit 99.1

Earnings Release FY20 Q2	Investor Contact	Media Contact
	Olga Guyette, Sr. Mgr.-Investor Relations	Carla Burigatto, VP-Communications
	(781) 356-9763	(781) 348-7263
	olga.guyette@haemonetics.com	carla.burigatto@haemonetics.com

Haemonetics Reports 2nd Quarter and 1st Half Fiscal 2020 Results; Raises Fiscal 2020 Adjusted Operating Margin and Adjusted EPS Guidance

Braintree, MA, November 1, 2019 - Haemonetics Corporation (NYSE: HAE) reported financial results for its second quarter and first half of fiscal 2020, which ended September 28, 2019:

	2nd Quarter 2020	1st Half 2020
Revenue, increase	$253 million, 5%	$491 million, 4%
Revenue increase, organic[1]	9%	8%
Earnings per diluted share	$0.72	$0.56
Adjusted net earnings per diluted share	$0.87	$1.67
Cash flow from operating activities	$30 million	$33 million
Free cash flow before restructuring & turnaround[2]	$26 million	$31 million
[1] Organic growth excludes the impact of currency fluctuation, excludes fiscal 2019 OrthoPAT® revenue due to the product end of life in Hospital, and reflects adjustments to fiscal 2019 and fiscal 2020 Plasma revenue related to the divestiture of the Company’s Union, SC liquid solutions operations.

[2] Free cash flow before restructuring & turnaround does not include net cash proceeds of $15.0 million upon sale of the Company’s Braintree corporate headquarters.

Chris Simon, Haemonetics’ CEO, stated: “Our teams grew first half fiscal 2020 organic revenue 8% and adjusted earnings per share 45%. We are funding growth investments and increasing our operating leverage through greater productivity. The strong first half gives us confidence to raise our fiscal 2020 adjusted operating margin and adjusted EPS guidance for the year.”

GAAP RESULTS

Second quarter fiscal 2020 revenue of $252.6 million was up 4.5% and first half fiscal 2020 revenue of $491.0 million was up 4.3%, compared with the same periods of fiscal 2019. Business unit revenue and revenue growth rates versus prior fiscal year periods were as follows:

($ million)	2nd Quarter 2020 Reported		1st Half 2020 Reported
Plasma	$115.9	8.5%	$226.3	9.8%
Hospital	$ 49.7	3.6%	$ 97.4	2.6%
Blood Center	$ 82.0	(0.3%)	$157.8	(2.1%)
Net business unit revenue	$247.6	4.4%	$481.5	4.2%
Service	$ 5.0	9.7%	$ 9.5	8.9%
Total net revenue	$252.6	4.5%	$491.0	4.3%

Gross margin was 50.3% in the second quarter of fiscal 2020, up 400 basis points compared with the prior year second quarter and 49.5% in the first half of fiscal 2020, up 810 basis points as compared with the prior year first half.

Operating expenses were $77.3 million in the second quarter of fiscal 2020, down $8.6 million or 10.0% versus the prior year second quarter. In the first half of fiscal 2020, operating expenses were $206.5 million, up $42.7 million or 26.1% compared with the prior year first half and included $49.3 million of asset impairment and related charges as a result of the disposition of the Company’s Union, South Carolina, liquid solutions facility. Despite these charges, the Company realized operating income of $36.4 million in the first half of 2020, up $5.1 million or 16.2% compared with the prior year first half. Operating income in the second quarter of fiscal 2020 was $49.7 million, up $23.7 million or 90.7% when compared with the second quarter of fiscal 2019. The income tax rates were 16.9% and (6.0%) in the second quarter and first half, respectively, compared with the income tax rates of 18.7% and 39.6% in the same periods of fiscal 2019.

Second quarter fiscal 2020 net income was $37.5 million, up $18.8 million or 100.2%, and earnings per diluted share was $0.72, up 105.7% when compared with the second quarter of fiscal 2019. First half fiscal 2020 net income was $29 million, up $13.1 million or 82.4%, and earnings per diluted share was $0.56, up 86.7% when compared with the first half of fiscal 2019.

ADJUSTED RESULTS

Revenue for the second quarter of fiscal 2020 was up 8.6% on an organic basis compared with the second quarter of fiscal 2019. Revenue for the first half of fiscal 2020 was up 8.3% on an organic basis compared with the first half of fiscal 2019. Business unit organic revenue growth rates compared with the prior fiscal year periods were as follows:

	2nd Quarter 2020 Organic	1st Half 2020 Organic
Plasma	+14.6%	+15.4%
Hospital	+10.1%	+ 9.2%
Blood Center	+ 0.2%	( 1.0%)
Net business unit revenue	+ 8.5%	+ 8.2%
Service	+11.4%	+11.9%
Total net revenue	+ 8.6%	+ 8.3%

Plasma organic revenue growth in North America was 14.7% in the second quarter and 16.0% in the first half of fiscal 2020, including 11.0% and 12.4% growth in disposables, respectively. Within Hospital, organic revenue growth in the Hemostasis Management product line was 16.0% and 15.9% in the second quarter and first half of fiscal 2020, respectively.

Second quarter fiscal 2020 adjusted gross margin was 52.6%, up 440 basis points compared with the same quarter of the prior year. First half fiscal 2020 adjusted gross margin was 51.9%, up 420 basis points compared with the first half of the prior year. Both the second quarter and first half improvements were primarily due to benefits from product mix, pricing and productivity savings.

Adjusted operating expenses in the second quarter of fiscal 2020 were $75.2 million, down $2.4 million or 3.1%, compared with the prior year quarter due to productivity savings and lower research and development costs, partially offset by investments in sales and marketing. In the first half of fiscal 2020, adjusted operating expenses were $146.7 million, up $1.5 million or 1.1%, over the prior year period due to investments in sales and marketing and performance based compensation partially offset by productivity savings and lower research and development costs.

Adjusted operating income for the second quarter of fiscal 2020 was $57.8 million, up $18.9 million or 48.6%, while adjusted operating margin was 22.9%, up 680 basis points compared with the second quarter of fiscal 2019. Adjusted operating income for the first half of fiscal 2020 was $109.2 million, up $29.6 million or 37.2%, while adjusted operating margin was 22.2%, up 530 basis points compared with the first half of fiscal 2019. The adjusted income tax rate was 14.7% in the second quarter of fiscal 2020, compared with the adjusted income tax rate of 17.4% in the second quarter of fiscal 2019. The adjusted income tax rate in the first half of fiscal 2020 was 12.7%, compared with the adjusted income tax rate of 17.7% in the same period of the year prior. Adjusted income tax rates both in the second quarter and first half of fiscal 2020 reflected higher tax benefits from share vesting and option exercises.

Second quarter fiscal 2020 adjusted net income was $45.3 million, up $15.7 million, and adjusted earnings per diluted share was $0.87, up 55.4% when compared with the second quarter of fiscal 2019. First half fiscal 2020 adjusted net income was $87.4 million, up $26.0 million, and adjusted earnings per diluted share was $1.67, up 45.2% when compared with the first half of fiscal 2019. The Company’s adjusted earnings per diluted share included a net benefit of $0.02 in the second quarter and $0.07 in the first half of fiscal 2020, compared with the same periods of fiscal 2019 from lower tax rates and reduced share count partially offset by higher interest expense.

BALANCE SHEET AND CASH FLOW

Cash on hand at September 28, 2019 was $112.0 million, a decrease of $57.3 million since March 30, 2019. The Company realized net cash proceeds of $15.0 million upon the sale of its Braintree corporate headquarters and utilized $125.0 million for share repurchase activity in the first half.

In the first half of fiscal 2020, cash flow from operating activities was $32.5 million and free cash flow before restructuring and turnaround funding requirements was $30.8 million.

SHARE REPURCHASE PROGRAM

As part of its previously announced $500 million share repurchase program, the Company repurchased 402,038 of its common shares for $50 million via an accelerated share repurchase agreement that was completed on October 8, 2019. In fiscal 2020, the Company repurchased a total of 1,046,756 million of its common shares for $125 million.

RESTRUCTURING AND TURNAROUND COSTS, ASSET IMPAIRMENTS, DEAL AMORTIZATION AND ACCELERATED DEPRECIATION, GAIN ON SALE OF ASSETS

During the second quarter of fiscal 2020 the Company realized a gain of $8.1 million upon the sale of its Braintree corporate headquarters. Additionally, during the first half of fiscal 2020, the Company completed the transfer of ownership of its Union, South Carolina manufacturing facility, operating assets and certain inventories to CSL Plasma Inc. In connection with this transfer, the Company recognized an asset impairment and related charges of $51.2 million, primarily related to the carrying balances of the property, plant and equipment. In the prior year’s first half, the Company incurred $21.2 million of impairment charges as a result of a non-strategic production line in the Blood Center business.

The Company incurred accelerated depreciation and related charges of $6.5 million in the second quarter and $12.1 million in the first half of fiscal 2020 related to PCS2 devices in the Plasma business compared with $4.4 million and $8.4 million in the same periods of the prior year. The Company incurred restructuring and turnaround costs of $3.8 million in the second quarter of fiscal 2020 and $5.8 million in the first half of fiscal 20, compared with $2.1 million and $5.5 million in fiscal 2019.

These impairments, accelerated depreciation, expenses, gain and charges were excluded from the computation of adjusted earnings, as were deal amortization expenses of $5.9 million and $6.2 million in the second quarters of fiscal 2020 and 2019, respectively, and $11.9 million and $12.5 million in the first halves of fiscal 2020 and 2019, respectively.

FISCAL 2020 GUIDANCE

The Company reaffirmed its GAAP total revenue(1) guidance in the range of 3 – 5% issued on August 6, 2019, and organic revenue guidance as follows:

Organic
Total revenue	6-8%
Plasma revenue	13-15%
Hospital revenue	11-13%
Blood Center revenue	(4-6%)

Plasma revenue guidance includes 14-16% organic growth in North America. Hospital revenue guidance includes a Hemostasis Management organic growth rate similar to that realized in fiscal 2019.

Additionally, the Company raised its adjusted operating margin and adjusted earnings per diluted share guidance and reaffirmed its free cash flow before restructuring and turnaround guidance as follows:

	Previous Guidance	Current Guidance
Adjusted Operating Margin	Approx. 21%	21-22%
Adjusted Earnings per Diluted Share	$2.95 - $3.15	$3.10 - $3.20
Free Cash Flow, Before Restructuring & Turnaround	$100-$125 million	$100-$125 million

Fiscal 2020 earnings guidance includes estimated benefits from the Complexity Reduction Initiative, the Operational Excellence Program and the share repurchase program.

(1) Other than for total Company revenue, the Company will no longer provide GAAP financial measures on a forward-looking basis.

WEBCAST CONFERENCE CALL AND RESULTS ANALYSIS

The Company will host a conference call with investors and analysts to discuss second quarter and first half fiscal 2020 results on Friday, November 1, 2019 at 8:00am EDT. Interested parties may participate by telephone by dialing (877) 848-8880 from within the U.S. or Canada or (716) 335-9512 from international locations, using the access code 9166003. Alternatively, a live webcast of the call can be accessed on Haemonetics’ investor relations website at the following direct link: https://edge.media-server.com/mmc/p/upf9m2nz

The Company is posting this press release to its Investor Relations website, in addition to results analyses that will be referenced on the webcast. These analyses can be accessed by the following direct link: https://haemonetics.gcs-web.com/static-files/9f44beab-8d3f-46d0-b05d-26ce8a6ec198

ABOUT HAEMONETICS

Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing a suite of innovative hematology products and solutions for customers, to help them improve patient care and reduce the cost of healthcare. Our technology addresses important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services. To learn more about Haemonetics, visit www.haemonetics.com.

FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements in this press release may include, without limitation, statements regarding (i) plans and objectives of management for operations of the Company, including plans or objectives related to the development and commercialization of, and regulatory approvals related to, the Company’s products, and plans or objectives related to the Complexity Reduction Initiative and the Operational Excellence Program, (ii) estimates or projections of financial results, financial condition, capital expenditures, capital structure or other financial items, including with respect to U.S. tax reform and the share repurchase program, (iii) the Company's future financial performance and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties.

Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, our ability to implement the Complexity Reduction Initiative and the Operational Excellence Program as planned, on the anticipated timeline and at the anticipated cost, our ability to realize the estimated savings from the Operational Excellence Program and the Complexity Reduction Initiative, the impact of share repurchases on our stock price and volatility, as well as the effect of short-term price fluctuations on the program’s effectiveness, technological advances in the medical field and standards for transfusion medicine and our ability to successfully offer products that incorporate such advances and standards, product quality, market acceptance, regulatory uncertainties, including in the receipt or timing of regulatory approvals, the effect of economic and political conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, and the effect of industry consolidation as seen in the plasma market. These and other factors are identified and described in more detail in the Company's periodic reports and other filings with the U.S. Securities and Exchange Commission (the “SEC”). The Company does not undertake to update these forward-looking statements.

MANAGEMENT’S USE OF NON-GAAP MEASURES

This press release contains financial measures and guidance which are considered “non-GAAP” financial measures under applicable SEC rules and regulations. Management uses non-GAAP measures to monitor the financial performance of the business, make informed business decisions, establish budgets, and forecast future results. Performance targets for management are also based on certain non-GAAP financial measures. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with U.S. GAAP. In this release, supplemental non-GAAP measures have been provided to assist investors in evaluating the performance of the Company’s core operations and provide a baseline for analyzing trends in our underlying businesses. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

Organic revenue growth excludes the impact of currency, product end-of-life activities and divestitures. Adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted net income and adjusted earnings per share exclude restructuring and turnaround costs, accelerated device depreciation and related costs, asset impairments, deal amortization expenses, impacts of U.S. tax reform, certain legal and other expenses, gains and losses on asset dispositions and the tax impact of the excluded items. Free cash flow before restructuring and turnaround is defined as cash provided by operating activities less capital expenditures, net of the proceeds from the sale of property, plant and equipment and does not include net cash proceeds received upon the sale of the Company’s Braintree corporate headquarters. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures to similarly titled measures used by other companies.

A reconciliation of non-GAAP historical financial measures to their most comparable GAAP measure are included at the end of the financial sections of this press release as well as on the Company’s website at www.haemonetics.com. The Company does not provide a quantitative reconciliation of its forward-looking organic revenue growth guidance by business unit to the comparable GAAP measure because forecasting the impact of foreign currency fluctuations by business unit is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. Additionally, the Company does not attempt to provide reconciliations of forward-looking adjusted operating margin guidance, adjusted earnings per share guidance or free cash flow before restructuring and turnaround guidance to the comparable GAAP measures because the combined impact and timing of recognition of certain potential charges or gains, such as restructuring costs and impairment charges, is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the Company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of the Company’s financial performance.

Haemonetics Corporation Financial Summary
Condensed Consolidated Statements of Income for the Second Quarter of FY20 and FY19
(Data in thousands, except per share data)

	9/28/2019	9/29/2018	% Inc/(Dec)
			vs Prior Year
	(unaudited)
Net revenues	$252,566	$241,581	4.5%
Gross profit	127,000	111,907	13.5%

R&D	7,422	8,583	(13.5)%
S,G&A	69,839	77,248	(9.6)%
Operating expenses	77,261	85,831	(10.0)%

Operating income	49,739	26,076	90.7%

Interest and other expense, net	(4,651)	(3,039)	53.0%
Income before taxes	45,088	23,037	95.7%

Tax expense	7,602	4,311	76.3%

Net income	$37,486	$18,726	n/m

Net income per common share assuming dilution	$0.72	$0.35	n/m

Weighted average number of shares:
Basic	50,791	51,605
Diluted	52,046	53,138

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	50.3%	46.3%	4.0%
R&D	2.9%	3.6%	(0.7)%
S,G&A	27.7%	32.0%	(4.3)%
Operating income	19.7%	10.8%	8.9%
Income before taxes	17.9%	9.5%	8.4%
Net income	14.8%	7.8%	7.0%

Haemonetics Corporation Financial Summary
Condensed Consolidated Statements of Income for Year-to-Date of FY20 and FY19
(Data in thousands, except per share data)

	9/28/2019	9/29/2018	% Inc/(Dec)
			vs Prior Year
	(unaudited)
Net revenues	$491,017	$470,928	4.3%
Gross profit	242,906	195,151	24.5%

R&D	14,909	17,989	(17.1)%
S,G&A	142,839	145,793	(2.0)%
Impairment of assets	48,721	—	100.0%
Operating expenses	206,469	163,782	26.1%

Operating income	36,437	31,369	16.2%

Interest and other expense, net	(9,074)	(5,017)	80.9%
Income before taxes	27,363	26,352	3.8%

Tax (benefit) expense	(1,644)	10,445	n/m

Net income	$29,007	$15,907	82.4%

Net income per common share assuming dilution	$0.56	$0.30	86.7%

Weighted average number of shares:
Basic and diluted	50,901	51.862
Diluted	52,174	53.365

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	49.5%	41.4%	8.1%
R&D	3.0%	3.8%	(0.8)%
S,G&A	29.1%	31.0%	(1.9)%
Operating income	7.4%	6.7%	0.7%
Income before taxes	5.6%	5.6%	—%
Net income	5.9%	3.4%	2.5%

Revenue Analysis for the Second Quarter of FY20 and FY19
(Data in thousands)

	Three Months Ended
	9/28/2019	9/29/2018	Reported growth	Currency impact	End of Life(1)	Divestiture of Plasma Liquid Solutions Operation (2)	Organic growth (3)
	(unaudited)
Revenues by business unit
Plasma	$115,925	$106,811	8.5%	(0.4)%	—%	(5.7)%	14.6%
Blood Center	81,982	82,269	(0.3)%	(0.5)%	—%	—%	0.2%
Hospital(4)	49,702	47,982	3.6%	(1.1)%	(5.4)%	—%	10.1%
Net business unit revenues	$247,609	$237,062	4.4%	(0.6)%	(1.1)%	(2.4)%	8.5%
Service	4,957	4,519	9.7%	(1.7)%	—%	—%	11.4%
Total net revenues	$252,566	$241,581	4.5%	(0.6)%	(1.1)%	(2.4)%	8.6%
(1)Excludes fiscal 2019 OrthoPAT revenue due to product end of life.

(2)Reflects adjustment to fiscal 2019 Plasma revenue as a result of the divestiture of our Union, South Carolina liquid solutions operation in order to present revenue on a comparable basis with fiscal 2020.

(3)Organic growth, a non-GAAP financial measure, excludes the impact of currency fluctuation and adjusts for the impact of end of life products and the disposition of our plasma liquid solutions operation. See notes 1 and 2 above and description of non-GAAP financial measures contained in this release.

(4)Hospital revenue includes Hemostasis Management revenue of $24.8 million and $21.8 million for the three months ended September 28, 2019 and September 29, 2018, respectively. Hemostasis Management revenue increased 13.7% in the second quarter of fiscal 2020 as compared with the same period of fiscal 2019. Without the effect of foreign exchange, Hemostasis Management revenue increased 16.0% in the second quarter of fiscal 2020 as compared with the same period of fiscal 2019.

Revenue Analysis for the Year-to-Date of FY20 and FY19
(Data in thousands)

	Six Months Ended
	9/28/2019	9/29/2018	Reported growth	Currency impact	End of Life(1)	Divestiture of Plasma Liquid Solutions Operation (2)	Organic growth (3)
	(unaudited)
Revenues by business unit
Plasma	$226,347	$206,165	9.8%	(0.4)%	—%	(5.2)%	15.4%
Blood Center	157,785	161,092	(2.1)%	(1.1)%	—%	—%	(1.0)%
Hospital(4)	97,399	94,962	2.6%	(1.2)%	(5.4)%	—%	9.2%
Net business unit revenues	$481,531	$462,219	4.2%	(0.8)%	(1.0)%	(2.2)%	8.2%
Service	9,486	8,709	8.9%	(3.0)%	—%	—%	11.9%
Total net revenues	$491,017	$470,928	4.3%	(0.8)%	(1.0)%	(2.2)%	8.3%
(1)Excludes fiscal 2019 OrthoPAT revenue due to product end of life.

(2)Reflects adjustment to fiscal 2019 Plasma revenue as a result of the divestiture of our Union, South Carolina liquid solutions operation in order to present revenue on a comparable basis with fiscal 2020. Also includes a reduction to fiscal 2020 Plasma revenue of $1.9 million due to an accelerated charge incurred as a result of this divestiture, the impact of which has been excluded from our fiscal 2020 adjusted results.

(3)Organic growth, a non-GAAP financial measure, excludes the impact of currency fluctuation and adjusts for the impact of end of life products and the disposition of our plasma liquid solutions operation. See notes 1 and 2 above and description of non-GAAP financial measures contained in this release.

(4)Hospital revenue includes Hemostasis Management revenue of $49.2 million and $43.2 million for the six months ended September 28, 2019 and September 29, 2018, respectively. Hemostasis Management revenue increased 13.9% in the first six months of fiscal 2020 as compared with the same period of fiscal 2019. Without the effect of foreign exchange, Hemostasis Management revenue increased 15.9% in the first six months of fiscal 2020 as compared with the same period of fiscal 2019.

Condensed Consolidated Balance Sheets
(Data in thousands)

	As of
	9/28/2019	3/30/2019
	(unaudited)
Assets
Cash and cash equivalents	$112,030	$169,351
Accounts receivable, net	176,535	185,027
Inventories, net	244,504	194,337
Other current assets	34,720	27,406
Total current assets	567,789	576,121
Property, plant & equipment, net	264,238	343,979
Intangible assets, net	113,540	127,693
Goodwill	211,041	210,819
Other assets	33,933	16,155
Total assets	$1,190,541	$1,274,767

Liabilities & Stockholders' Equity
Short-term debt & current maturities	$56,934	$27,666
Other current liabilities	183,132	208,093
Total current liabilities	240,066	235,759
Long-term debt	313,984	322,454
Other long-term liabilities	52,737	48,686
Stockholders' equity	583,754	667,868
Total liabilities & stockholders' equity	$1,190,541	$1,274,767

Condensed Consolidated Statements of Cash Flows
(Data in thousands)

	Six Months Ended
	9/28/2019	9/29/2018
	(unaudited)
Cash Flows from Operating Activities:
Net income	$29,007	$15,907
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54,469	51,692
Impairment of assets	48,721	21,170
Share-based compensation expense	9,730	7,961
Deferred tax benefit	(7,290)	—
Provision for losses on accounts receivable and inventory	(1,857)	549
Gain on sale of assets	(8,083)	—
Change in other non-cash operating activities	140	1,277
Change in accounts receivable, net	7,806	(13,326)
Change in inventories, net	(59,439)	(3,912)
Change in other working capital	(40,675)	(839)
Net cash provided by operating activities	32,529	80,479
Cash Flows from Investing Activities:
Capital expenditures	(17,722)	(76,002)
Proceeds from divestiture	9,808	—
Proceeds from sale of property, plant and equipment	15,739	656
Net cash provided by (used in) investing activities	7,825	(75,346)
Cash Flows from Financing Activities:
Borrowings, net of repayments	20,625	89,677
Share repurchases	(125,000)	(80,000)
Proceeds from employee stock programs	7,876	8,907
Other	72	—
Net cash (used in) provided by financing activities	(96,427)	18,584
Effect of exchange rates on cash and cash equivalents	(1,248)	(4,123)
Net Change in Cash and Cash Equivalents	(57,321)	19,594
Cash and Cash Equivalents at Beginning of the Period	169,351	180,169
Cash and Cash Equivalents at End of Period	$112,030	$199,763

Free Cash Flow Reconciliation:
Cash provided by operating activities	$32,529	$80,479
Capital expenditures, net of proceeds from sale of property, plant and equipment	(1,983)	(75,346)
Free cash flow after restructuring and turnaround costs	30,546	5,133
Restructuring and turnaround costs	4,364	19,810
Tax benefit on restructuring and turnaround costs	(4,084)	(4,147)
Free cash flow before restructuring and turnaround costs (1)	$30,826	$20,796
(1) Free cash flow before restructuring & turnaround does not include net cash proceeds of $15.0 million from the sale of the Company’s Braintree corporate headquarters

Reconciliation of Adjusted Measures for the Second Quarter of FY20 and FY19
(Data in thousands except per share data)
	Three Months Ended
	9/28/2019	9/29/2018
	(unaudited)
GAAP gross profit	$127,000	$111,907
PCS2 accelerated depreciation and related costs	5,613	4,442
Restructuring and turnaround costs	334	124
Adjusted gross profit	$132,947	$116,473

GAAP operating expenses	$77,261	$85,831
PCS2 accelerated depreciation and related costs	(921)	—
Deal amortization	(5,935)	(6,236)
Restructuring and turnaround costs	(3,423)	(1,994)
European Medical Device Regulation costs (1)	(425)	—
Impairment of assets and other related charges	(53)	—
Legal charges (2)	605	—
Gain on sale of assets (3)	8,083	—
Adjusted operating expenses	$75,192	$77,601

GAAP operating income	$49,739	$26,076
PCS2 accelerated depreciation and related costs	6,534	4,442
Deal amortization	5,935	6,236
Restructuring and turnaround costs	3,757	2,118
European Medical Device Regulation costs (1)	425	—
Impairment of assets and other related charges	54	—
Legal charges (2)	(605)	—
Gain on sale of assets (3)	(8,083)	—
Adjusted operating income	$57,756	$38,872

GAAP net income	$37,486	$18,726
PCS2 accelerated depreciation and related costs	6,534	4,442
Deal amortization	5,935	6,236
Restructuring and turnaround costs	3,757	2,118
European Medical Device Regulation costs (1)	425	—
Impairment of assets and other related charges	54	—
Legal charges (2)	(605)	—
Gain on sale of assets (3)	(8,083)	—
Tax impact associated with adjustments	(229)	(1,929)
Adjusted net income	$45,274	$29,593

GAAP net income per common share	$0.72	$0.35
Adjusted items after tax per common share assuming dilution	0.15	0.21
Adjusted net income per common share assuming dilution	$0.87	$0.56
(1) Costs incurred to comply with the European Medical Device Regulation
(2) Costs related to the resolution of customer damages associated with product recalls
(3) Reflects gain on the sale of the Company's Braintree corporate headquarters

Reconciliation of Adjusted Measures for Year-to-Date FY20 and FY19
(Data in thousands except per share data)
	Six Months Ended
	9/28/2019	9/29/2018
	(unaudited)
GAAP gross profit	$242,906	$195,151
PCS2 accelerated depreciation and related costs	10,511	8,381
Impairment of assets and other related charges (1)	1,882	21,170
Restructuring and turnaround costs	610	90
Adjusted gross profit	$255,909	$224,792

GAAP operating expenses	$206,469	$163,782
Impairment of assets and other related charges	(49,338)	—
Deal amortization	(11,909)	(12,536)
PCS2 accelerated depreciation and related costs	(1,548)	—
Restructuring and turnaround costs	(5,174)	(5,377)
European Medical Device Regulation costs (2)	(557)	—
Legal charges (3)	701	(675)
Gain on sale of assets (4)	8,083	—
Adjusted operating expenses	$146,727	$145,194

GAAP operating income	$36,437	$31,369
Impairment of assets and other related charges (1)	51,220	21,170
PCS2 accelerated depreciation and related costs	12,059	8,381
Deal amortization	11,909	12,536
Restructuring and turnaround costs	5,784	5,467
European Medical Device Regulation costs (2)	557	—
Legal charges (3)	(701)	675
Gain on sale of assets (4)	(8,083)	—
Adjusted operating income	$109,182	$79,598

GAAP net income	$29,007	$15,907
Impairment of assets and other related charges (1)	51,220	21,170
PCS2 accelerated depreciation and related costs	12,059	8,381
Deal amortization	11,909	12,536
Restructuring and turnaround costs	5,784	5,467
European Medical Device Regulation costs (2)	557	—
Legal charges (3)	(701)	675
Gain on sale of assets (4)	(8,083)	—
Tax impact associated with adjustments	(14,367)	(2,755)
Adjusted net income	$87,385	$61,381

GAAP net income per common share	$0.56	$0.30
Adjusted items after tax per common share assuming dilution	1.11	0.85
Adjusted net income per common share assuming dilution	$1.67	$1.15
(1) Includes a $1.9 million adjustment to fiscal 2020 Plasma revenue due to an accelerated charge incurred as a result of the divestiture of the Union, South Carolina liquid solutions operation.
(2) Costs incurred to comply with the European Medical Device Regulation
(3) Costs related to the resolution of customer damages associated with product recalls
(4) Reflects gain on the sale of the Company's Braintree corporate headquarters

Projected Fiscal 2020 GAAP and Adjusted Revenue
FY 2020
GAAP Revenue Growth	3 - 5%
Divestiture of Plasma Liquid Solutions Operation (1)	1.6%
End of life (2)	0.8%
Currency impact	0.6%
Adjusted Revenue Growth	6 - 8%

(1)Reflects adjustment to fiscal 2019 Plasma revenue as a result of the divestiture of our Union, South Carolina liquid solutions operation in order to present revenue on a comparable basis with fiscal 2020.

(2)Excludes fiscal 2019 OrthoPAT revenue due to product end of life.